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Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
Thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ERICA FARBER REJOINS ARBITRON INC. BOARD OF DIRECTORS

COLUMBIA MD, September 15, 2010 – Arbitron Inc. (NYSE:ARB) announced today that the Company’s Board of Directors has re-appointed Erica Farber as a Director of Arbitron. Ms. Farber previously served as an Arbitron Director from March 2001 to July 2006. Ms Farber was a member of the Nominating Committee and chaired the Compensation and Human Resources Committee.

Ms. Farber voluntarily relinquished her seat on the Arbitron board in July 2006 when VNU, then owner of Nielsen Media Research, was in the process of acquiring Radio & Records, Inc., where she held the post of Publisher & Chief Executive Officer.

A veteran of the radio and broadcasting industries, Ms Farber is currently the Chief Executive Officer of the radio consulting and Internet service provider, The Farber Connection LLC, a firm she founded in 2010. From August 2006 to January 2009, she was a Publisher and President at Radio & Records, a division of The Nielsen Company. During her career, Ms. Farber held several positions at Radio & Records, Inc. including Publisher and Chief Executive Officer from 1996 to 2006 and Chief Operating Officer from 1994 to 1996.

Philip Guarascio, Chairman of the Arbitron Board of Directors, commented, “We are especially pleased that Erica has accepted our invitation to rejoin our Board. She is well respected within the radio and broadcasting industry and has first hand knowledge of the issues and challenges facing those businesses. Her background will provide us with a valuable perspective and will be especially useful in guiding Arbitron’s development and growth.”

In 2000, Ms. Farber received an American Broadcast Pioneer Award from the Broadcasters’ Foundation and she was consistently voted one of “The Most Influential Women in Radio” by the readers of Radio Ink Magazine. She currently serves as a Director for the Broadcast Foundation and the Library of American Broadcasting. She is also President of the Society of Singers.

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing research firm providing insights to the radio, television, cable, online radio and out-of-home industries – as well as to advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People MeterTM (PPM™) and PPM 360™, new technologies for media and marketing research.

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Portable People Meter™, PPM™ and PPM 360™ are marks of Arbitron Inc.